Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On September 21, 2020, FAT Brands, Inc. (the “Company” or “FAT”) completed the acquisition of Johnny Rockets Holding Co., a Delaware corporation for a cash purchase price of approximately $24.8 million pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated August 12, 2020. The Johnny Rockets branded restaurants and franchising business (“Johnny Rockets”) operates through The Johnny Rockets Group, Inc., a Delaware corporation and is the wholly owned subsidiary of Johnny Rockets Holding Co. The purchase price was subject to certain post-closing adjustments, including with respect to net working capital, Johnny Rockets’ cash on hand, tax liabilities and outstanding indebtedness as of the closing and certain transaction expenses payable at closing, all of which were estimated at closing and, pursuant to the stock purchase agreement, will be finalized according to a specified schedule after the closing pursuant to the Purchase Agreement (the “Acquisition”).

The following consolidated financial information presents the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of continuing operations of the Company, its subsidiaries and Johnny Rockets as of and for the twenty-six weeks ended June 28, 2020, and for the year ended December 29, 2019 (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements are based on historical financial statements of the entities, as adjusted to give effect to the Acquisition. The unaudited pro forma consolidated statements of operations for the twenty-six weeks ended June 28, 2020 and for the year ended December 29, 2019 give effect to the Acquisition as if it had occurred on December 31, 2018 (the beginning of the Company’s 2019 fiscal year). The unaudited pro forma consolidated balance sheet as of June 28, 2020 gives effect to the Acquisition as if it had occurred on June 28, 2020.

The pro forma adjustments related to the Acquisition are described in the notes to the Pro Forma Financial Statements. These pro forma adjustments are based upon available information and methodologies that are factually supportable and specifically related to the Acquisition. The Pro Forma Financial Statements include various estimates and may not be indicative of what our operations or financial position would have been had the Acquisition taken place on the dates indicated, or that may be expected to occur in the future.

The Pro Forma Financial Statements do not purport to represent what the consolidated results of operations actually would have been if the Acquisition had occurred on December 31, 2018 or what those results will be for any future periods. For example, historical impairment charges included in the pro forma consolidated statements of operation may not be incurred at all or in similar magnitudes in the future. The pro forma adjustments are based on information current as of December 4, 2020 (being the latest practicable date prior to the filing of this Form 8-K/A) and does not adjust to reflect any matters not directly attributable to the Acquisition. No adjustment, therefore, has been made for actions that may be taken following the completion of the Acquisition, such as any of our integration plans related to Johnny Rockets. As a result, the actual amounts recorded in the future consolidated financial statements of the Company will differ from the amounts reflected in the Pro Forma Financial Statements, and the differences may be material.

FAT Brands Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 28, 2020

(In thousands)

	FAT Brands Inc. and Subsidiaries	The Johnny Rockets Group, Inc. and Subsidiaries	Acquisition Adjustments (Note 5)	Pro Forma Consolidated Balance

Assets
Current assets
Cash	$1,741	$923	$(29)	$2,635
Restricted cash	1,347	-	-	1,347
Accounts receivable, net	2,469	1,217	(24)	3,662
Trade notes receivable, net	204	-	-	204
Inventories	-	64	(64)	-
Assets classified as held for sale	3,384	-	11,297	14,681
Prepaid expenses and other current assets	985	439	(27)	1,397
Total current assets	10,130	2,643	11,153	23,926

Non-current restricted cash	400	-	-	400
Property and equipment, net	-	2,249	(2,249)	-
Due from affiliates	34,729	-	-	34,729
Trade notes receivable	1,584	-	-	1,584
Deferred income taxes	3,556	-	(3,556)	-
Operating lease right of use assets	2,776	-	-	2,776
Goodwill	9,450	7,393	2,298	19,141
Other intangible assets, net	27,557	12,629	13,982	54,168
Other assets	708	14	(14)	708
Total assets	$90,890	$24,928	$21,614	$137,432

Liabilities and Stockholder’s Deficit
Liabilities
Accounts payable	$7,243	$1,137	$32	$8,412
Accrued expenses	7,541	1,552	934	10,027
Accrued salaries and benefits	-	232	(232)	-
Deferred income	930	60	1,420	2,410
Due to affiliates	-	151	(151)	-
Dividends payable on preferred shares	2,110	-	-	2,110
Liabilities related to assets held for sale	2,298	-	10,199	12,497
Current portion operating lease liabilities	368	-	-	368
Current portion of long-term debt	661	-	-	661
Capital leases, current portion	-	16	-	16
Total current liabilities	21,151	3,148	12,202	36,501

Deferred income - noncurrent	5,246	156	3,563	8,965
Preferred shares	15,456	-	-	15,456
Deferred tax liabilities	-	-	2,476	2,476
Acquisition purchase price payable	4,259	-	-	4,259
Long-term debt related party	-	108,451	(108,451)	-
Deferred dividend payable on preferred shares	828	-	-	828
Operating lease liability	2,471	-	-	2,471
Capital leases, net of current portion	-	19	(19)	-
Long-term debt, net	43,925	-	24,838	68,763
Derivative liability from conversion feature of preferred shares	1,142	-	-	1,142
Other long-term liabilities	-	556	(397)	159
Total liabilities	94,478	112,330	(65,788)	141,020

Commitments and contingencies	-	-	-	-

Stockholder’s deficit
Common stock	9,069	15,992	(15,992)	9,069
Accumulated deficit	(12,657)	(103,394)	103,394	(12,657)
Total stockholder’s deficit	(3,588)	(87,402)	87,402	(3,588)
Total liabilities and stockholder’s deficit	$90,890	$24,928	$21,614	$137,432

The accompanying notes are an integral part of these consolidated financial statements.

FAT Brands Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the twenty-six weeks ended June 28, 2020

(In thousands, except per share information)

	FAT Brands Inc. and Subsidiaries	The Johnny Rockets Group, Inc. and Subsidiaries		Acquisition Adjustments (Note 5)		Pro Forma Consolidated Balance

Revenue
Franchise royalties	$5,522		$2,998		$-	$8,520
Franchise fees, initial country fees, and rental income	449		118		408	975
Advertising fees	1,544		-		543	2,087
Restaurant sales	-		3,383		(3,383)	-
Other	15		-		-	15
Total revenue	7,530		6,499		(2,432)	11,597

Costs and expenses
General and administrative expenses	7,636		4,384		(2,889)	9,131
Depreciation and amortization			1,540		(1,540)
Impairment of intangibles	3,174		18,300			21,474
Refranchising loss	1,544		-		(99)	1,445
Advertising expense	1,544		-		687	2,231
Cost of sales	-		789		(789)	-
Labor costs	-		1,438		(1,438)	-
Operating expenses	-		2,635		(2,635)	-
Other losses	-		11		-	11
Total costs and expenses	13,898		29,097		(8,003)	34,292

Loss from operations	(6,368)		(22,598)		6,271	(22,695)

Other expense, net
Interest expense, net	(1,911)		(4,688)		3,065	(3,534)
Interest expense related to preferred shares	(928)		-		-	(928)
Change in fair value of derivative liability	1,264		-		-	1,264
Other expense, net	(64)		-		30	(34)
Total other expense, net	(1,639)		(4,688)		3,095	(3,232)

Loss before provision for income tax expense (benefit)	(8,007)		(27,286)		9,366	(25,927)

Provision for income tax (benefit) expense	(1,386)		222		(116)	(1,280)

Net loss	$(6,621)		$(27,508)		$9,482	$(24,647)

Basic and diluted loss per common share	$(0.56)	$	N/A	$	N/A	$(2.08)
Basic and diluted weighted average shares outstanding	11,878,000		N/A		N/A	11,878,000

The accompanying notes are an integral part of these consolidated financial statements.

FAT Brands Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 29, 2019

(In thousands, except per share information)

	FAT Brands Inc. and Subsidiaries	The Johnny Rockets Group, Inc. and Subsidiaries		Acquisition Adjustments (Note 5)		Pro Forma Consolidated Balance

Revenue
Franchise royalties	$14,895		$13,612		$-	$28,507
Franchise fees, initial country fees, and rental income	3,433		1,250		(228)	4,455
Advertising fees	4,111		-		1,037	5,148
Restaurant sales	-		17,655		(17,655)	-
Other	66		-		-	66
Total revenue	22,505		32,517		(16,846)	38,176

Costs and expenses
General and administrative expenses	11,472		11,935		(8,944)	14,463
Depreciation and amortization	-		4,158		(4,158)	-
Impairment of long-lived assets	-		743		-	743
Refranchising loss (income)	219		-		(3,490)	(3,271)
Advertising expense	4,111		-		1,736	5,847
Cost of sales	-		4,145		(4,145)	-
Labor costs	-		6,261		(6,261)	-
Operating expenses	-		7,392		(7,392)	-
Store closure provisions	-		(1,138)		1,138	-
Loss on disposal of assets, net			16		(16)
Other losses	-		7		16	23
Total costs and expenses	15,802		33,519		(31,516)	17,805

Income from operations	6,703		(1,002)		14,670	20,371

Other expense, net
Interest expense, net	(4,757)		(8,904)		5,681	(7,980)
Interest expense related to preferred shares	(1,773)		-		-	(1,773)
Other expense, net	(681)		-		(574)	(1,255)
Total other expense, net	(7,211)		(8,904)		5,107	(11,008)

(Loss) income before provision for income tax expense	(508)		(9,906)		19,777	9,363

Provision for income tax expense	510		835		1,929	3,274

Net (loss) income	$(1,018)		$(10,741)		$17,848	$6,089

Basic and diluted (loss) income per common share	$(0.09)	$	N/A	$	N/A	$0.52
Basic and diluted weighted average shares outstanding	11,823,000		N/A		N/A	11,823,000

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FAT Brands, Inc. (the “Company” or “FAT”) is a multi-brand franchisor specializing in fast casual and casual dining restaurant concepts around the world. As of December 4, 2020, the Company owns and franchises nine restaurant brands: Fatburger, Johnny Rockets, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Ponderosa Steakhouses, Bonanza Steakhouses, Yalla Mediterranean and Elevation Burger. Combined, as of December 4, 2020, these brands franchise over 700 units worldwide and have more than 200 additional units under development.

The Company licenses the right to use its brand names and provides franchisees with operating procedures and methods of merchandising. Upon signing a franchise agreement, the franchisor is committed to provide training, some supervision and assistance, and access to operations manuals. As needed, the franchisor will also provide advice and written materials concerning techniques of managing and operating the restaurants.

With minor exceptions, the Company’s operations are comprised exclusively of franchising a growing portfolio of restaurant brands. This growth strategy is centered on expanding the footprint of existing brands and acquiring new brands through a centralized management organization which provides substantially all executive leadership, marketing, training and accounting services. As part of these ongoing franchising efforts, the Company will, from time to time, make opportunistic acquisitions of operating restaurants in order to convert them to franchise locations. During the refranchising period, the Company may operate the restaurants and classifies the operational activities as refranchising gains or losses and the assets and associated liabilities as held-for sale. Assets designated by the Company for refranchising meet the criteria requiring that they be classified as held for sale.

On September 21, 2020, the Company completed the acquisition of Johnny Rockets Holding Co., a Delaware corporation (“Johnny Rockets”) for a cash purchase price of approximately $24.8 million. The purchase price was subject to certain post-closing adjustments, including with respect to net working capital, Johnny Rockets’ cash on hand, tax liabilities and outstanding indebtedness as of the closing and certain transaction expenses payable at closing, all of which were estimated at closing and, pursuant to the stock purchase agreement, will be finalized no later than no later than 75 days after the closing (the “Acquisition”).

NOTE 1. BASIS OF PRESENTATION

The Pro Forma Financial Statements are based on historical financial statements of the entities, as adjusted to give effect to the Acquisition. The pro forma consolidated statements of operations for the twenty-six weeks ended June 28, 2020 and for the year ended December 29, 2019 give effect to the Acquisition as if it had occurred on December 31, 2018 (the beginning of the Company’s 2019 fiscal year). The unaudited pro forma consolidated balance sheet as of June 28, 2020 gives effect to the Acquisition as if it had occurred on June 28, 2020. In addition to the historical financial statements included as exhibits to this Form 8-K/A, the Pro Forma Financial Statements should be read in conjunction with the Company’s Form 10-K as of December 29, 2019, the Form 10-Q as of June 28, 2020 and the Form 8-K filed with the SEC on September 25, 2020.

NOTE 2. PRELIMINARY PURCHASE PRICE ALLOCATION

The Pro Forma Financial Statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Johnny Rockets based on preliminary estimates of fair value by management and third-party experts. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities as well as final post-closing adjustments, if any. Accordingly, the pro forma adjustments are preliminary and may be subject to change.

The preliminary assessment of the fair value of the net assets and liabilities acquired by the Company through the acquisition of Johnny Rockets was estimated at $24,838,000. The preliminary allocation of the consideration to the net tangible and intangible assets acquired is presented in the table below (in thousands):

Cash	$894
Accounts receivable	1,193
Assets held for sale	11,126
Goodwill	9,691
Other intangible assets	26,400
Other assets	412
Accounts payable	(1,169)
Accrued expenses	(2,486)
Deferred franchise fees	(4,988)
Deferred tax liability	(6,032)
Operating lease liability	(10,028)
Other liabilities	(175)
Total net identifiable assets	$24,838

NOTE 3. IDENTIFIABLE INTANGIBLE ASSETS

Our preliminary valuation estimates of the identifiable intangible assets acquired in connection with the Acquisition are based on initial valuations performed by management and third-party experts. However, these estimates are preliminary, as we have not completed our analysis of all the facts surrounding the business acquired and therefore have not finalized the accounting for these transactions. Our preliminary estimate of identifiable intangible assets total $26,400,000 consisting of trademarks in the amount of $19,900,000 and franchise agreements in the amount of $6,500,000.

NOTE 4. GOODWILL

Our preliminary valuation estimate of goodwill in the amount of $9,691,000 is based on the excess of the estimated purchase price paid for Johnny Rockets over the estimated fair market value of the identifiable assets and liabilities acquired. These estimates are preliminary and will be refined once the valuation process is completed.

NOTE 5. PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

Adjustments to the pro forma consolidated balance sheet

Certain accounts of Johnny Rockets have been reclassified to conform to FAT Brands’ account presentation. These reclassifications did not have any effect on the reported total assets, liabilities or stockholder’s deficit as of June 28, 2020.

Working capital – Net adjustments were made to certain accounts, such as cash, accounts receivable, accounts payable, accrued liabilities other assets and other liabilities in order to adjust the Johnny Rockets balance as of June 28, 2080 to the actual balance acquired. These adjustments had the effect of reducing net assets in the amount of $476,000.

Due to related parties – Under the terms of the Acquisition, amounts payable by Johnny Rockets to its affiliates were cancelled. As a result, the pro forma adjustments eliminate $108,602,000 of amounts due to affiliates.

Assets classified as held for sale – The Pro Forma Financial Statements reflect the reclassification of assets related to restaurant locations owned by Johnny Rockets to “assets classified as held for sale”. Property and equipment with a pre-Acquisition carrying value of $2,249,000 were transferred from other assets to assets classified as held for sale and marked to a fair market value of $1,098,000. Assets classified as held for sale also include operating lease right of use assets in the amount of $10,199,000 relating to restaurant locations being refranchised. (See “Operating leases” below)

Operating leases – As a non-public company, Johnny Rockets was not yet required to adopt ASU 2016-02, Leases (Topic 842), requiring a lessee to recognize on the balance sheet the assets and liabilities for the rights and obligations created by leases with a term of more than twelve months. However, as a part of the FAT consolidated group, Johnny Rockets adopted ASU 2016-02 as of the Acquisition date. Accordingly, the Pro Forma Financial Statements have been adjusted to record an operating lease right of use asset in the amount of $10,199,000 and an operating lease liability in the same amount. All of the leases relate to restaurant locations being marketed for sale and refranchising. As such, the right of use asset is included in “assets classified as held for sale” and the lease liability is included in “liabilities related to assets classified as held for sale”.

Deferred Income – The terms of the Acquisition required the buyer to assume the deferred income liabilities associated with the acquired franchise agreements. As a non-public company, Johnny Rockets was not yet required to adopt ASU 2014-09, Revenue from Contracts with Customers (Topic 606). However, as a part of the FAT consolidated group, Johnny Rockets adopted ASU 2014-09 as of the Acquisition date. As a result, an adjustment increasing deferred income by $4,983,000 has been included in the Pro Forma Financial Statements.

Long-term debt – The pro forma adjustment to long-term debt reflects the Company borrowing $24,838,000 million to finance the Acquisition. The adjustment represents the amounts relevant to the Acquisition of the Series M-2 portion of a whole business securitization and is comprised of principal of $28,192,000 with a coupon rate of 9.75%, less original issue discount of $2,255,000 and debt offering costs of $1,099,000. The effective interest rate on the Acquisition financing is approximately 13.0%.

Deferred income taxes – Preliminary analysis of the effect of the Acquisition on deferred income taxes resulted in a deferred liability increase in the amount of $6,032,000. This amount is considered preliminary and will likely be adjusted as future analysis is performed.

Shareholder’s equity – The shareholder’s equity of Johnny Rockets has been adjusted to reflect the net asset value acquired by FAT and has been eliminated in consolidation in the Pro Forma Financial Statements.

Adjustments to the pro forma statements of operations

Certain accounts of Johnny Rockets have been reclassified to conform to FAT Brands’ presentation. These reclassifications did not have any effect on the reported net loss of Johnny Rockets for the twenty-six weeks ended June 28, 2020 or fiscal year ended December 29, 2019.

Refranchising loss – Reclassifications of income and expense relating to the operation of Johnny Rockets’ company owned restaurants have been made to reflect the FAT presentation of refranchising operations. Restaurant related cost of sales, labor costs, restaurant general and administrative costs and restaurant operating expenses, net of food sales, have been combined under “refranchising loss” in the “cost and expenses” section of the proforma statements of operations.

Franchise fees – The Johnny Rockets franchise fees have been adjusted to reflect the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606). As a non-public company, Johnny Rockets was not yet required to adopt ASU 2014-09. However, had the Acquisition occurred on December 31, 2018, Johnny Rockets would have adopted ASU 2014-09 as of that date. This required the recapture and deferral of the unearned portion of previously recognized franchise fees and established an amortization schedule to recognize these fees into income over the remaining life of the franchise agreements.

Advertising fees – For the interim period ending June 28, 2020 and the year ended December 29, 2019, the pro forma adjustments include advertising revenue and expense in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). As a non-public company, Johnny Rockets was not yet required to adopt ASU 2014-09. However, had the Acquisition occurred on December 31, 2018, Johnny Rockets would have adopted ASU 2014-09 as of that date.

Depreciation expense – Depreciation expense relating to assets now classified as held for sale has been eliminated as property under that classification is not subject to depreciation.

Selling, general and administrative expenses – The Acquisition did not include the entire Johnny Rockets workforce or historical overhead structure. FAT estimates that retained personnel and other general and administrative expenses will total approximately $2.4 million annually, with the balance of Johnny Rockets administrative and operational requirements being provided through FAT’s existing infrastructure.

Interest expense, net – The pro forma interest expense has been adjusted by the elimination of the actual Johnny Rockets interest expense incurred on amounts payable to its affiliates. These obligations were cancelled at the Acquisition Date. The affiliated interest adjustment was partially offset by an adjustment to record the interest expense on the $24.8 million borrowing used to finance the acquisition by FAT.

Recovery of provision for store closures – During the year ended December 29, 2019, Johnny Rockets recognized $1,138,000 in recovered reserves established in prior periods for expenses related to store closures. This recovery has been eliminated in the Pro Forma Financial Statements as part of the revaluation to market at Acquisition.

Amortization of intangible assets – The pro forma adjustments reflect amortization expense based on the updated preliminary estimated values of the intangible assets. The amortization of acquired franchise agreements is calculated over the average remaining term of these contracts of 11 years.

Other expense – For the year ended December 29, 2019, other expense has been adjusted for costs incurred in completing the Acquisition of Johnny Rockets.

Income tax expense (benefit) – The change in income tax expense (benefit) resulting from the estimated effects of the net pro forma adjustments on consolidated tax attributes is calculated using an effective tax rate of 28%.